Exhibit 23.2

Consent of Independent Registered Chartered Accountants

We consent to the use of our report dated March 13, 2025, on the consolidated financial statements of Denison Mines Corp. (the “Entity”), which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, the related consolidated statements of (loss) income and comprehensive (loss) income, changes in equity and cash flow for each of the years then ended, and the related notes, and our report dated March 13, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, which are incorporated by reference in the Registration Statement on Form S-8 dated May 16, 2025 of the Entity.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

May 16, 2025
Toronto, Canada